SECOND AMENDMENT TO RIGHTS AGREEMENT

This Second Amendment (the "Amendment") is made effective as of the 1st day of February, 2001, by and between Exabyte Corporation, a Delaware corporation (the "Company"), and Fleet National Bank (f/k/a the First National Bank of Boston), as Rights Agent (the "Bank of Boston"), as that term is defined in that certain Rights Agreement dated as of January 24, 1991, as amended by that certain First Amendment to Rights Agreement (the "First Amendment") dated as of August 23, 1995 (as so amended, the "Rights Agreement").

     WHEREAS, holders of the Common Shares (as defined in the Rights Agreement) of the Company were granted certain common stock purchase rights (the "Rights") subject to the conditions set forth in the Rights Agreement; and

     WHEREAS, the Final Expiration Date as defined in Section 7(a) of the Rights Agreement is February 15, 2001, and the Rights will terminate on February 15, 2001, unless extended;

     WHEREAS, the Board has considered and had an opportunity to make inquiries regarding the benefits and disadvantages of extending the Final Expiration Date and making certain further amendments to the Rights Agreement in connection therewith;

     WHEREAS, the Company believes that extending the Final Expiration Date until February 15, 2002 will continue the protection of the stockholder value of the Company as contained in the Rights Agreement and is in the best interests of the Company and its stockholders;

     WHEREAS, pursuant to the terms of the First Amendment, the Company deleted a provision contained in Section 1(a) of the Rights Agreement whereby the Board of Directors was permitted to make a good faith determination that a stockholder of the Company had inadvertently become an "Acquiring Person" (as defined in the Rights Agreement) and thereby to allow such person, as soon as practicable thereafter, to divest such number of shares as would make such person's share holdings below the threshold percentage to be deemed an Acquiring Person under the Rights Agreement;

     WHEREAS, such deletion made pursuant to the First Amendment was itself inadvertent, and the Company deems it in the Company's best interest to provide the flexibility such provision allowed in such a circumstance and to amend the Rights Agreement to re-insert such provision;

     WHEREAS, the Company believes its stockholders' interest in the Company should be permitted to exceed the current percentage of share ownership defining an Acquiring Person in the Rights Agreement, and therefore the Company deems it desirable to raise such threshold from 15% to 20% to accommodate such ownership without detracting from the value of the overall protections contained in the Rights Agreement;

     WHEREAS, the Company believes such increase in the threshold for defining an Acquiring Person does not detract from the protection of the long-term value of the Company provided by the Rights Agreement in the event of a takeover;

     WHEREAS, the Board has determined it is necessary to amend and restate Sections 3(a) and 27 of the Rights Agreement to revise references to the threshold for defining an Acquiring Person in order to conform to the amendments contemplated by the foregoing preambles;

     WHEREAS, in light of the fact that while Section 11(d)(i) of the Rights Agreement was amended and restated in the First Amendment, the publicly filed version of such subsection inadvertently omitted the first two clauses of that Section, the Company deems it appropriate and in the Company's best interest to restate such Section 11(d)(i) for the purpose of confirming that such clauses are included therein;

     WHEREAS, the Rights Agreement originally permitted, in Section 23(b), the redemption of the Rights, if they became exercisable, within 20 days of the "Shares Acquisition Date," as that term is defined in the Rights Agreement, or after an extension or extensions thereof, in addition to other provisions for redemption, which permitted the Board of Directors more flexibility in determining whether and when to redeem such Rights;

     WHEREAS, such provision in Section 23(b) of the Rights Agreement was deleted by the First Amendment, and the Company deems it in the best interests of the Company and will not detract from the value of the overall protections of the Rights Agreement to reinsert such provision in order to return such flexibility into the redemption provisions of Section 23(b);

     WHEREAS, the Rights Agent has requested that the Rights Agreement be amended as follows: (i) amending Section 2 of the Rights Agreement so as to eliminate liability of the Rights Agent for any co-Rights Agent appointed by the Company, (ii) amending Sections 18 and 20(c) so as to limit the liability of the Rights Agent for certain acts of negligence, and (iii) amending the address to which notices must be sent to the Rights Agent pursuant to Section 26; and

     WHEREAS, Fleet National Bank (f/k/a as the Bank of Boston), as Rights Agent has determined that such amendments would not adversely affect its interest under the Rights Agreement;

     NOW THEREFORE, the parties hereby agree as follows:

     1.     Certain capitalized terms used herein shall have the respective meanings given them in the Rights Agreement.

     2.     Section 1(a) of the Rights Agreement is hereby amended and restated to read in full as follows:

      (a) "Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 20% or more of the Common Shares of the Company then outstanding, but shall not include the Company, any Subsidiary (as such term is hereinafter defined) of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan. Notwithstanding the foregoing, no Person shall become an "Acquiring Person" as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 20% or more of the Common Shares of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 20% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company, then such Person shall be deemed to be an "Acquiring Person." Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a) has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an Acquiring Person, as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an "Acquiring Person" for any purposes of this Agreement.

     3.      Section 2 of the Rights Agreement is hereby amended by adding to the end thereof, the following:

, upon ten (10) days' prior written notice to the Rights Agent. The Rights Agent shall have no duty to supervise, and in no event shall be liable for, the acts or omissions of any such co-Rights Agent.

     4.      Section 3(a) of the Rights Agreement is hereby amended and restated to read in full as follows:

     (a) Until the earlier of (i) the tenth day after the Shares Acquisition Date or (ii) the tenth day (or such later date as may be determined by action of the Board of Directors prior to such time as any Person becomes an Acquiring Person) after the date of the commencement (determined in accordance with Rule 14d-2 under the Exchange Act) by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company or any entity holding Common Shares for or pursuant to the terms of any such plan) of, or of the first public announcement of the intention of any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company or any entity holding Common Shares for or pursuant to the terms of any such plan) to commence, a tender or exchange offer the consummation of which would result in any Person becoming the Beneficial Owner of Common Shares aggregating 20% or more of the then-outstanding Common Shares (including any such date which is after the date of this Agreement and prior to the issuance of the Rights; the earlier of such dates being herein referred to as the "Distribution Date"), (x) the rights will be evidenced by the certificates for Common Shares registered in the names of the holders thereof (which certificates shall also be deemed to be Right Certificates) and not by separate Right Certificates, and (y) the Rights (and the right to receive Right Certificates therefor) will be transferable only in connection with the transfer of Common Shares. As soon as practicable after the Distribution Date, the Company will prepare and execute, the Rights Agent will countersign, and the Company will send or cause to be sent (and the Rights Agent will, if requested, send) by first-class, insured, postage-prepaid mail, to each record holder of Common Shares as of the close of business on the Distribution Date, at the address of such holder shown on the records of the Company, a Right Certificate, in substantially the form of Exhibit B hereto (a "Right Certificate"), evidencing one Right for each Common Share so held. As of the Distribution Date, the Rights will be evidenced solely by such Right Certificates.

     4.      Section 7(a)(i) is hereby amended by deleting "February 15, 2001" therefrom and replacing it with "February 15, 2002".

     5.      Section 11(d)(i) of the Rights Agreement is hereby amended and restated to read in full as follows:

      (d)       (i)      For the purpose of any computation hereunder, the "current per share market price" of any security a ("Security") for the purpose of this Section 11(d)(i) on any date shall be deemed to be the average of the daily closing prices per share of such Security for the 30 consecutive Trading Days (as such term is hereinafter defined) immediately prior to such date; provided, however, that in the event that the current per share market price of the Security is determined during a period following the announcement by the issuer of such Security of (a) a dividend or distribution on such Security payable in shares of such Security or securities convertible into such shares, or (b) any subdivision, combination or reclassification of such Security or securities convertible into such shares, or (c) any subdivision, combination or reclassification of such Security and prior to the expiration of 30 Trading Days after the ex-dividend date for such dividend or distribution, or the record date for such subdivision, combination or reclassification, then, and in each such case, the current per share market price shall be appropriately adjusted to reflect the current market price per share equivalent of such Security. The closing price for each day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Security is not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Security is listed or admitted to trading or as reported on the Nasdaq National Market or, if the Security is not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System ("Nasdaq") or such other system then in use, or, if on any such date the Security is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Security selected by the Board of Directors of the Company. The term "Trading Day" shall mean a day on which the principal national securities exchange on which the Security is listed or admitted to trading is open for the transaction of business or, if the Security is not listed or admitted to trading on any national securities exchange, a Business Day.

     6.      Section 18 of the Rights Agreement is hereby amended by inserting the word "gross" after the word "without" and before the word "negligence" in the second sentence of the first paragraph thereof.

     7.      Section 20 (c) of the Rights Agreement is hereby amended and restated to read in full as follows:

      (c)      The Rights Agent shall be liable hereunder to the Company and any other Person only for its own gross negligence, bad faith or willful misconduct.

     8.      Section 23(b) of the Rights Agreement is hereby amended and restated to read in full as follows:

      (b)      The Board of Directors of the Company may, at its option, at any time prior to the earliest of (i) the close of business on (A) the twentieth day following the Shares Acquisition Date or (B) such date or dates more than 20 days after the Shares Acquisition Date to which such option may be extended by the Board of Directors (for one or more successive 10 day periods) by vote(s) first taken or written consent(s) first given on or prior to the twentieth day following the Shares Acquisition Date and, thereafter, on or prior to the completion of any such 10 day extension or extensions (or, if the Shares Acquisition Date shall have occurred prior to the Record Date, the close of business on (A) the twentieth day following the Record Date or (B) such date or dates more than 20 days after the Record Date to which such option may be extended by the Board of Directors (for one or more successive 10 day periods) by vote(s) first taken or written consent(s) first given on or prior to the twentieth day following the Record Date and, thereafter, on or prior to the completion of any such 10 day extension or extensions); or (ii)  the Final Expiration Date, redeem all but not less than all the then outstanding Rights at a redemption price of $.01 per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such redemption price being hereinafter referred to as the "Redemption Price"), and the Company may, at its option, pay the Redemption Price in Common Shares (based on the "current per share market price," as defined in Section 11(d) hereof, of the Common Shares at the time of redemption), cash or any other form of consideration deemed appropriate by the Board of Directors. The Company's redemption option pursuant to this Section 23 shall terminate at such time on or after the Shares Acquisition Date as there shall occur a Change in Control. The redemption of the Rights by the Board of Directors may be made effective at such time, on such basis and subject to such conditions as the Board of Directors in its sole discretion may establish. Notwithstanding anything contained in this Agreement to the contrary, the Rights shall not be exercisable pursuant to Section 11(a)(ii) hereof prior to the expiration or termination of the Company's right of redemption hereunder.

     9.      Section 26 of the Rights Agreement is hereby amended by replacing the address of the Rights Agent set forth therein with the following:

Fleet National Bank f/k/a The First National Bank of Boston

C/O Equiserve
150 Royall Street
Canton, MA 02021
Attention: Client Administration

     10.      Section 27 of the Rights Agreement is hereby amended and restated to read in full as follows:

     The Company may from time to time supplement or amend this Agreement without the approval of any holders of Right Certificates in order to cure any ambiguity, to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, or to make any other provisions which the Company may deem necessary or desirable, any such supplement or amendment to be evidenced by a writing signed by the Company and the Rights Agent; provided, however, that from and after such time as any Person becomes an Acquiring Person, this Agreement shall not be amended in any manner which would adversely affect the interests of the holders of Rights. Without limiting the foregoing, the Company may at any time prior to such time as any Person becomes an Acquiring Person amend this Agreement to lower the thresholds set forth in Sections 1(a) and 3(a) hereof from 20% to any percentage which is (i) greater than the largest percentage of the outstanding Common Shares then known by the Company to be beneficially owned by any Person and (ii) not less than 10%. Upon delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Section 27, the Rights Agent shall execute such supplement or amendment unless the Rights Agent shall have determined in good faith that such supplement or amendment would adversely affect its interest under this Agreement. Prior to the Distribution Date, the interests of the holders of Rights shall be deemed coincident with the interests of the holders of Common Shares.

     11.      The Summary of Rights to Purchase Preferred Shares attached to the Rights Agreement as Exhibit C is amended and restated as set forth in the form attached hereto.

     12.      Except as expressly provided by this Amendment, all other terms and conditions of the Rights Agreement shall remain in full force and effect.

     13.      This Amendment may be executed in two counterparts, and each of such counterparts shall for all purposes be deemed to be an original, and both of such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the Company and the Fleet National Bank (f/k/a Bank of Boston) have executed this Amendment as of the date first above written.

EXABYTE CORPORATION		FLEET NATIONAL BANK (f/k/a The First National Bank of Boston)
By:	/s/ William L. Marriner	By:	/s/ Tyler Haynes
Name:	William L. Marriner	Name:	Tyler Haynes
Title:	President	Title:	Managing Director

SUMMARY OF RIGHTS TO PURCHASE
PREFERRED SHARES
AS AMENDED THROUGH FEBRUARY 1, 2001

     1.      Effectiveness. On January 24, 1991, the Board of Directors of Exabyte Corporation (the "Company") declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of common stock, par value $.001 per share (the "Common Shares") of the Company. The dividend was paid on February 1, 1991 (the "Record Date") to the stockholders of record on that date, and a Right accompanied each Common Share issued after that date. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a Preferred Share of the Company, at a price of $75 per one one-hundredth of a Preferred Share (the "Purchase Price"), subject to adjustment for certain events occurring after January 24, 1991. The description and terms of the Rights are set forth in a Rights Agreement, dated as of January 24, 1991, as amended by the First Amendment to Rights Agreement, dated as of August 23, 1995, and a Second Amendment to Rights Agreement, dated as of February 1, 2001 (as so amended, the "Rights Agreement"), between the Company and Fleet National Bank (f/k/a First National Bank of Boston), as Rights Agent (the "Rights Agent").

     2.      Rights Certificates. Initially, the Rights will be evidenced by the stock certificates representing the Common Shares then outstanding, and no separate Right Certificates, as defined, will be distributed. Until a Distribution Date (defined below) the Rights will be evidenced, with respect to any of the Common Share certificates outstanding as of the Record Date, by such Common Share certificate with a copy of this Summary of Rights attached thereto.

     3.      Detachability. The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the Common Shares. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Share certificates issued after the Record Date, upon transfer or new issuance of Common Shares, will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Shares outstanding as of the Record Date, even without such notation or a copy of this Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

     4.     Exercisability. The Rights are not exercisable until the earlier to occur of (i) 10 days following a public announcement that a person, entity or group of affiliated or associated persons has acquired beneficial ownership of 20% or more of the outstanding Common Shares (an "Acquiring Person") or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or entity becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 20% or more of such outstanding Common Shares (the earlier of such dates being called the "Distribution Date"). The exercise of Rights for Preferred Shares is at all times subject to the availability of a sufficient number of authorized but unissued Preferred Shares.

     5.     Term. The Rights will expire on February 15, 2002 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed by the Company, in each case, as described below.

     6.     Flip-Over Provision. In the event that the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right.

     7.     Flip-In Provision. In the event that a person becomes an Acquiring Person (a "Flip-In Event"), the holder of each Right (other than the Acquiring Person, its affiliates and associates and certain transferees thereof) will thereafter have the right to purchase from the Company, for the Purchase Price, in lieu of Preferred Shares, that number of Common Shares which at the time of the Flip-In Event had a market value of twice the Purchase Price. In the event there is an insufficient number of Common Shares available to permit exercise in full of the Rights, the Company must issue Preferred Shares, or if it is unable to issue Preferred Shares, cash, property or other securities of the Company, with an aggregate value equal to the "Current Value". Current Value is calculated as the product of the current market price per share of the Common Shares multiplied by the number of shares of Common Shares for which such Right would otherwise be exercisable. Upon the occurrence of any such Flip-In Event, any Rights that are owned by an Acquiring Person, its affiliates and associates and certain transferees thereof, shall become null and void.

     8.     Adjustments. The Purchase Price payable, and the number of Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time after August 23, 1995 to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares, (ii) upon the grant to holders of the Preferred Shares of certain rights or warrants to subscribe for or purchase Preferred Shares at a price, or securities convertible into Preferred Shares with a conversion price, less than the then current market price of the Preferred Shares or (iii) upon the distribution to holders of the Preferred Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Preferred Shares) or of subscription rights or warrants (other than those referred to above). With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Common Shares will be issued and in lieu thereof, an adjustment in cash will be made based on the market price of the Common Shares on the last trading day prior to the date of exercise.

     9.     Exchange. At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 20% or more of the outstanding Common Shares and prior to the acquisition by such person or group of 50% or more of the outstanding Common Shares, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one Common Share per Right (or, if the number of shares is not authorized, the Company may issue cash, debt, stock or a combination thereof in exchange for the Rights), subject to adjustment.

     10.     Redemption. At any time prior to the earliest of (i) the close of business on the day of the first public announcement that a person has become an Acquiring Person (the "Shares Acquisition Date"), or (ii) the Final Expiration Date, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right, subject to adjustment for certain events occurring after January 24, 1991 (the "Redemption Price"). Following the expiration of these periods, the Rights become nonredeemable.

     11.     Amendment. The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, including an amendment to lower the threshold for exercisability of the Rights from 20% to not less than the greater of (i) the largest percentage of the outstanding Common Shares then known to the Company to be beneficially owned by any Person and (ii) 10%, except that from and after such time as any person becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights.

     12.     Rights as a Stockholder. Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

     13.     Additional Information. A copy of the Rights Agreement has been filed with the Securities and Exchange Commission ("SEC") as an Exhibit to a Current Report on Form 8-K dated January 24, 1991, a copy of the First Amendment to Rights Agreement has been filed with the SEC as an Exhibit to a Current Report on Form 8-K dated August 23, 1995, and a copy of the Second Amendment to Rights Agreement has been filed with the SEC as an Exhibit to Amendment Number 2 to Form 8-A dated February 15, 2001.

     Copies of the Rights Agreement, the First Amendment to Rights Agreement, and the Second Amendment to Rights Agreement are available free of charge by writing to:

Exabyte Corporation
1685 38th Street
Boulder, CO 80301
Attn: Corporate Secretary

     This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is hereby incorporated herein by reference.